Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8, dated on September 27, 1996) pertaining to the EmCare Holdings Inc. Amended and Restated Stock Option and Restricted Stock Purchase Plan of our report dated February 9, 1996, except Note 5, as to which the date is February 20, 1996, with respect to the consolidated financial statements and schedules of EmCare Holdings Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.


                                                     /s/ Ernst & Young LLP



Dallas, Texas
September 25, 1996